Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 16, 2011, with respect to the consolidated financial statements of Medicis Technologies Corporation as of December 31, 2010 and 2009 and for the years then ended, included in Solta Medical, Inc.’s Form 8-K/A, filed with the Securities and Exchange Commission and, incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Solta Medical Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

April 29, 2013